Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-194331, 333-187087, 333-179907, 333-165342, 333-155426, 333-143155, 333-139610) pertaining to the Amended and Restated Tesco Corporation 2005 Incentive Plan, of our reports dated March 3, 2017, with respect to the consolidated financial statements and schedule of Tesco Corporation, and the effectiveness of internal control over financial reporting of Tesco Corporation, included in this Annual Report (Form 10-K) of Tesco Corporation for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, TX
March 3, 2017